Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Merrimack Pharmaceuticals, Inc. on Form S-3 (No. 333-222093) and Form S-8 (Nos. 333-180996, 333-186370, 333-194313, 333-202346, 333-209745, 333-223577 and 333-230084) of our report dated March 12, 2020, with respect to our audit of the consolidated financial statements of Merrimack Pharmaceutical, Inc. as of December 31, 2019 and for the year ended December 31, 2019 and our report dated March 12, 2020 with respect to our audit of the effectiveness of internal control over financial reporting of Merrimack Pharmaceuticals, Inc. as of December 31, 2019, which reports are included in this Annual Report on Form 10-K of Merrimack Pharmaceuticals, Inc. for the year ended December 31, 2019.

/s/ Marcum llp

Marcum llp

Boston, Massachusetts

March 12, 2020